Exhibit 10.17

[English Summary]

Cooperative Agreement

Party A: Railway Media Center
Party B: Fuzhou Fuyu Advertisement Limited Company

Term:
Six years from March 1, 2009 to February 29, 2016.

Purpose:
Party A and Party B will be working together to create the TV series “Train Travel Across China” (the “Series”).

Responsibilities:
Party A will be responsible for the examination and broadcast of the Series, while Party B will be responsible for the creation and production.

Consulting fees:
(1)	For the first three years of the Term, Party B shall pay to Party A consulting fees of 300,000 RMB per year;
(2)	For the last three years of the Term, Party B shall pay to Party A consulting fees of 350,000 RMB per year;
(3)	Such consulting fees shall be paid quarterly of even amount.

Cash Deposit:
Within seven days of the execution of this Agreement, Party B shall pay cash deposit of 100,000 RMB to Party A. If Party B is unable to fulfill its obligation, the Agreement will be void with no further effect and such cash deposit is non-refundable. If Party B can meet its obligation, then the cash deposit will be applied to the consulting fees of the first year.

Termination:
Except force majeure, either party cannot terminate the Agreement without consent of the other party, or such party shall be responsible for all the direct and indirect economic losses of the other party.

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement. If the parties cannot reach the settlement, then either party can resolve the dispute by the courts.

Date of the Agreement:
February 13, 2009